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                         SHURGARD STORAGE CENTERS, INC.
     EXHIBIT (12.1)- STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                         COMPANY                        PREDECESSOR
                                   -------------------------------------------------    ------------
                                                  YEAR ENDED DECEMBER 31,               DECEMBER 31,
                                   -------------------------------------------------        1997
                                                                                        ------------

                                     1997         1996          1995           1994          1993
                                   -------       -------       -------       -------       -------
Net income before
  extraordinary item               $42,311       $32,785       $29,572       $19,001       $18,284

Fixed charges:
  Interest                          17,096        12,829        12,038         9,105         2,288
  Amortization of loan costs         1,105         1,120         1,120           629            55
                                   -------       -------       -------       -------       -------
                                    18,201        13,949        13,158         9,734         2,343
Net income before
  extraordinary item and
  fixed charges                     60,512        46,734        42,730        28,735        20,267
Divided by fixed charges(1)         21,433        16,734        14,265         9,734         2,343
                                   -------       -------       -------       -------       -------
Ratio of earnings to fixed
  charges                             2.82          2.79          3.00          2.95          8.80


(1) Fixed charges includes capitalized interest that was not deducted when arriving at net income.